September 20, 2007

Securities and Exchange Commission

100F Street N.E.

Washington DC 20549

USA

Dear Sir/Madam,

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 17, 2007, to be filed by our former client, China Expert Technology Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours faithfully,

BDO McCABE LO LIMITED